Exhibit 99.1

September 13, 2022

Twitter Stockholders Approve Acquisition by Elon Musk

SAN FRANCISCO - Twitter, Inc. (NYSE: TWTR) today announced that its stockholders have approved the previously announced merger agreement for Twitter to be acquired by affiliates of Elon Musk for $54.20 per share in cash.

Based on a preliminary tabulation of the stockholder vote, approximately 98.6% of the votes cast at the Special Meeting approved the proposal to adopt the Merger Agreement.

The shareholder approval satisfies the final condition precedent to the closing of the merger under the merger agreement (other than those conditions that by their nature are to be satisfied at closing). Twitter stands ready and willing to complete the merger with affiliates of Mr. Musk immediately, and in any event, no later than on September 15, 2022, the second business day following the satisfaction of all conditions precedent, which is the timeline required by the merger agreement.

As previously announced, affiliates of Mr. Musk have delivered notices purporting to terminate the merger agreement. Twitter continues to believe that Mr. Musk’s purported termination of the merger agreement is invalid and without merit, and that the Musk parties continue to be bound by the merger agreement and obligated to complete the merger on the agreed terms and conditions. Twitter has filed a lawsuit in the Delaware Court of Chancery to compel Mr. Musk to complete the acquisition, and Twitter remains committed to doing so on the price and terms agreed upon with Mr. Musk.

The final voting results will be reported in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission after certification by Twitter’s inspector of elections.

About Twitter, Inc. (NYSE: TWTR)

Twitter is what’s happening and what people are talking about right now. To learn more, visit about.twitter.com and follow @Twitter. Let’s talk.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements regarding the pending acquisition of Twitter (the “Transaction”) and Twitter’s intention to close the Transaction. These forward-looking statements are based on currently available information, as well as Twitter’s views and assumptions regarding future events as of the time such statements are being made. Such forward looking statements are subject to inherent risks and uncertainties. If any of these risks or uncertainties materialize, or if any of Twitter’s assumptions prove incorrect, then Twitter’s actual results could differ materially from the results expressed or implied by these forward-looking statements. These risks and uncertainties include those associated with litigation related to the Transaction and other risks and uncertainties detailed in the periodic reports that Twitter files with the SEC, including Twitter’s Quarterly Report on Form 10-Q filed with the SEC on July 26, 2022 and Twitter’s Annual Report on Form 10-K filed with the SEC on February 16, 2022, which may be obtained on the investor relations section of Twitter’s website (https://investor.twitterinc.com). All forward-looking statements in this press release are based on information available to Twitter as of the date of this press release, and Twitter does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Contacts

Investors:

ir@twitter.com

Press:

press@twitter.com

SOURCE Twitter, Inc.